EMPLOYMENT AGREEMENT

AGREEMENT, dated this   29th day of June, 2012 (the “Agreement”), between Amtech Systems, Inc., an Arizona corporation (the “Company”) with registered offices at 131 South Clark Drive, Tempe, Arizona, and Fokko Pentinga, born on February 25, 1955, residing at Braamweg 6, Arnhem 6821 JT, The Netherlands (the “Executive”),

W I T N E S S E T H:

WHEREAS, on December 15,2011, the Board of Directors of the Company elected the Executive to the position of Chief Executive Officer, effective January 1, 2012;

NOW, THEREFORE, the Company and the Executive hereby enter into an employment and compensation arrangement on the following terms and conditions:

1.Employment. Subject to the terms and conditions of this Agreement, the Company agrees to employ the Executive as its Chief Executive Officer during the Employment Period (as defined in Section 7) and Executive agrees to perform such acts and duties and furnish such services to the Company and its Affiliates consistent with such position as the Company's Board of Directors shall from time to time direct. The Executive shall have general and active charge of the business and affairs of the Company and, in such capacity, shall have responsibility for the day-to-day operations of the Company, subject to the authority and control of the Board of Directors of the Company. Executive has been a Director of the Company since December 15, 2011. During the Employment Period, the Company shall continue to take such actions as necessary to cause the Executive's nomination as a member of the Board of Directors of the Company. The Executive hereby accepts such employment and agrees to devote his full time and best efforts to the duties provided herein, provided, that the Executive may engage in other business activities which (i) involve no conflict of interest with the interests of the Company     (subject to approval by the Board of Directors, which approval shall not be unreasonably withheld) and (ii) do not materially interfere with the performance by the Executive of his duties under this Agreement.

2.Compensation. For services rendered to the Company during the term of this Agreement, including services rendered as a Director of the Company or any of its affiliates, the Company shall compensate the Executive with an initial annual base salary of US$370,000, or € 284,310, which is the agreed upon equivalent as of the date of December 15, 2011. Initially, 20% of the US dollar amount will be paid monthly and reported as compensation in the United States, which will be adjusted at least annually to reflect proportion of the Executives work performed to be performed in the United States. The excess of the amount thus allocated to the Executives work in the United States will be paid Euros in thirteen equal installments, one each month and an additional one in May in accordance with Dutch practice. Such base salary and allocation shall be reviewed on an annual basis by the Compensation Committee of the Company's Board of Directors (the “Compensation Committee”), with the base salary subject to being increased but not decreased in the discretion of the Compensation Committee. Salary payments shall be made to Executive at the end of each calendar month, net of all statutory and contractually agreed deductions. Any compensation, including incentive compensation, paid to the Executive by any Affiliate of the Company shall be considered compensation paid by the Company pursuant to this Agreement. For purposes of this Agreement, an “Affiliate” of the Company means any entity directly or indirectly controlling, controlled by or under common control with the Company. As used in this definition, “controlling” (including, with its correlative meanings, “controlled by” and “under common control with”) means possession, directly or indirectly, of power to direct or cause the direction of management or policies (whether through ownership of securities, partnership or other ownership interests, by contract or otherwise).

3.Incentive Compensation. The Executive shall also be entitled to annual cash bonuses for each fiscal year during the Employment Period (“Incentive Compensation”). The Executive's Incentive Compensation for each such fiscal year shall be determined in accordance with an annual bonus plan adopted by the Compensation Committee, which shall be no less favorable to the Executive than the bonus plan metrics for fiscal 2012 adopted by the Compensation Committee on December15, 2011. Any bonus due to Executive will be paid within 75 days after the end of the Company's fiscal year.

4.Stock Options and Restricted Stock.

(a)Outstanding Options and Restricted Stock. All currently outstanding options to purchase Common Stock of the Company and all restricted stock grants held by Executive shall remain in full force and effect in accordance with the provisions of Company's stock option and restricted stock plans and the applicable Stock Option and Restricted Stock Agreements, as may be amended from time to time.

(b)New Options and Restricted Stock. As further compensation, Executive shall be issued an annual grant of stock options and restricted stock by and at the sole discretion of the Compensation Committee within ninety (90) days after the end of each fiscal year during the Employment Period. The amount of such grant and the terms of vesting shall be as determined by the Compensation Committee. All of the stock options granted to Executive shall be non-qualified stock options within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”)The stock options shall be issued at the fair market value of the Company's common stock as of the date of grant.

(c)Tax liability. Any and all tax liability and social security premiums due in connection with the grant and/or exercise of stock options and/or the selling and transferring of stock or stock options, shall be for the account of the Executive. The Executive authorizes the Company and its Affiliates to deduct any required taxes and/or social security premiums from the net payments made to the Executive.

5.    Benefits. During the Employment Period, the Company shall provide or cause to be provided to the Executive such employee benefits as are provided to other employees of the Company in his country of domicile, but no less favorable than those provided at the time of this agreement. In addition, the Executive is eligible to participate in the Mayo Executive Health Plan and Company's group life insurance on the same basis as other executives of the Company. The Executive acknowledges that he/she is not a citizen of the United States of America and is not entitled to any mandatory or voluntarily social welfare or benefits provided under laws of the United States of America. Notwithstanding the foregoing, the Company shall not have any obligation to provide benefits to the Executive to the extent such benefits would be duplicative of benefits provided to the Executive by any Affiliate of the Company, if any. For example, the Company pays 50% of the private pension cost for Dutch employees, so the Executive will not be eligible for a 401(k) plan match. During the Employment Period, the Company may provide or cause to be provided to the Executive such additional benefits as the Company may deem appropriate from time to time. The Company shall also provide the Executive with a leased automobile at a cost of not more than €29,500 per annum. Company shall each month withhold from Executive's salary all payroll taxes relating to Executive's use of the car, unless Executive submits a “no private use declaration” as provided in Section 13bis(12) of the Dutch Payroll Tax Act, 1964. Executive shall be under an obligation to inform Company immediately if the tax authorities revoke the declaration in question.

6.Vacation. The Executive shall be entitled to annual vacations in accordance with the Company's vacation policies in effect from time to time for employees in the Netherlands Paid leave shall be reduced on a pro-rata basis for mid-year terminations and when Executive works part-time.

7.Term: Employment Period. The “Employment Period” shall commence on January 1, 2012 (the “Effective Date”) and shall continue for an indefinite period of time.

8.Termination.

(a)Either the Company or the Executive may terminate this Agreement and Executive's employment, (i) with prior written notice of termination given in accordance with Dutch statutory employment law, including observance of the Dutch statutory notice period, (ii) by mutual agreement between the Company and the Executive, or (iii) by court order.

(b)Without limiting the foregoing Section 8(a), (i) the Executive may terminate his employment with the company at any time for Good Reason, or (ii) the Company may terminate his employment at any time for Cause. “Good Reason” shall mean (i) the Company's failure to elect or reelect, or to appoint or reappoint, Executive to the office of Chief Executive Officer of the Company; (ii) material changes by the Company in the Executive's function, duties or responsibilities (including reporting responsibilities) of a scope less than that associated with the position of Chief Executive Officer of the Company; (iii) Executive's base salary is reduced by the Company below the highest base salary of Executive in effect during the Employment Period; (iv) relocation of Executive's principal place of employment to a place that is not within a radius of twenty (20) miles of either the Executives primary residence or Vaassen, The Netherlands; (v) failure by the Company to obtain the assumption of this Agreement by any successor or assign of the Company; (vi) material breach of this Agreement by the Company, which breach is not cured within five (5) days after written notice thereof is delivered to the Company; or (vii) the occurrence of a Change of Control (as defined in Section 18). “Cause” shall mean (i) the Executive's willful, repeated or negligent failure to perform his duties hereunder and to comply with any reasonable or proper direction given by or on behalf of the Company's Board of Directors and the continuation of such failure following twenty (20) days written notice to such effect, (ii) the Executive being guilty of serious misconduct on the Company's premises or elsewhere, whether during the performance of his duties or not, which is reasonably likely to cause material damage to the reputation of the Company or render it materially more difficult for the Executive to satisfactorily continue to perform his duties and the continuation or a second instance of such serious misconduct following twenty (20) days written notice to such effect; (iii) the Executive being found guilty in a criminal court of any offense of a nature which is reasonably likely to materially adversely affect the reputation of the Company or to materially prejudice its interests if the Executive were to continue to be employed by the Company; (iv) the Executive's commission of any act of fraud or theft involving the Company or its business, or any intentional tort against the Company; or (v) the Executive's violation of any of the material terms, covenants, representations or warranties contained in this Agreement and failure to correct such violation within twenty (20) days after written notice by the Company. Notwithstanding the foregoing, “Cause” shall only be deemed to exist if it is so determined by a resolution duly adopted by the Board of Directors of the Company, at a duly noticed meeting at which the Executive and his counsel are first given the opportunity to address the Board with respect to such determination.

For purposes of Section 409A of the Code, Company and Executive agree that Executive will be treated as incurring a separation from service as of the date that both parties reasonably expect that Executive's level of continuing service to the Company will be reduced to a level that is 49 percent or less of Executive's level of services for the twelve-month period preceding Executive's separation from service. As of the Effective Date, Executive and Company believe that a level of services of 20 hours per week for Executive will satisfy this standard.

(c)    “Disability” shall mean that the Executive, in the good faith determination of the Board of Directors of the Company, based on the advice of a qualified physician after a proper examination of the Executive, is unable, without reasonable accommodation, to render services of the character contemplated hereby and therefore becomes incapacitated as defined in Section 7:629 of the Dutch Civil Code. Termination resulting from Disability may only be effected after meeting the requirements of Dutch statutory employment law including giving proper written notice by the Company of its intention to terminate the Executive's employment. Executive shall promptly comply with all instructions and directions issued by or on behalf of Company with respect to illness or incapacity.

(d)    “Termination Date” shall mean any of the following and which termination is a “separation of service” within the meaning of Section 409A of the Code: (i) if this Agreement is terminated on account of death, the date of death; (ii) if this Agreement is terminated for Disability, the date established by the Company in its notice given in accordance with Dutch statutory employment law pursuant to Section 8(c) hereof; (iii) if this Agreement is terminated by the Company by giving notice of termination pursuant to Section 8(a) hereof to the Executive, the date on which the notice taking effect; or (iv) if the Agreement is terminated by the Executive, the date the Executive ceases work.. Notwithstanding the foregoing, if within thirty (30) days after any notice of termination is given, the party receiving such notice notifies the other party that a dispute exists concerning the termination, the Termination Date shall be the date finally determined to be the Termination Date, either by mutual written agreement of the parties or by binding arbitration in the manner provided in Section 23 hereof; provided that the Termination Date shall be extended by a notice of dispute only if such notice is given in good faith and the party giving such notice pursues the resolution of such dispute with reasonable diligence. Notwithstanding the pendency of any such dispute, the Company will continue to pay the Executive his full compensation in effect when the notice giving rise to the dispute was given and continue the Executive as a participant in all compensation, benefit and insurance plans in which he was participating when the notice giving rise to the dispute was given, until the dispute is finally resolved. Amounts paid under this Section 8(d) shall be in addition to all other amounts due under this Agreement and shall not be offset against or reduce any amounts due under this Agreement; provided, however, that if the arbitrator determines that any notice of dispute by the Executive was not given in good faith or that the Executive did not pursue the resolution of such dispute with reasonable diligence, the Executive shall repay the Company the amount of compensation paid to the Executive pursuant to Section 8(d) from the Termination Date which would have applied had such notice of dispute not been given, plus interest thereon at the applicable federal rate provided for in Section 1274(d) of the Code, or any successor provision thereof, for an obligation with a term equal to the period from the date of payment to the date of repayment pursuant to this Section 8(d). However, to the extent that the Executive receives an award through arbitration that includes compensation for a period that the dispute was pending, amounts paid pursuant to this Section 8(d) shall offset the amounts awarded for such period.

9.Severance:

(a)In order to prevent discussions about the extent of the severance payment due to loss of income or loss of pension after termination of the employment agreement, parties agree to a severance payment as set out below, which agreement is considered to be a settlement agreement as defined in article 7:900 of the Dutch Civil Code.

(b)If (i) the Company terminates the employment of the Executive against his will and without Cause within the Employment Period or (ii) the Executive terminates his employment for Good Reason within the Employment Period, the Executive shall be entitled to receive salary, Incentive Compensation and vacation accrued through the Termination Date, plus the following:

(i)a cash lump sum in an amount equal to two years of Executive's base salary in effect on the Termination Date, less the prorated amount of compensation (such a salary etc.), if any, paid for the period from the effective date in the notice of termination to the earliest termination date permitted under this Agreement in accordance with Dutch statutory employment law;

(ii)a cash lump sum equal to the maximum amount of the Incentive Compensation which Executive could earn for the fiscal year in which the Termination Date occurs (the “Maximum Incentive Compensation”); and

(iii)full vesting of all outstanding stock options and restricted stock held by Executive.

The Company shall make the termination payment required hereunder within thirty (30) days of the Termination Date; provided, however, if such thirty (30) day period begins in one calendar year and ends in another calendar year, the Executive will not have the right to designate the calendar year of payment.

Notwithstanding the foregoing, the Company shall not be required to pay any severance pay for any period following the Termination Date if the Executive violates the provisions of Section 15, Section 16 or Section 17 of this Agreement in any material respect, and fails to cure such violation within thirty (30) days after written notice from the Company to the Executive detailing such violation.

For purposes of Section 409A of the Code, Company and Executive agree that Executive will be treated as incurring a separation from service as of the date that both parties reasonably expect that Executive's level of continuing service to the Company will be reduced to a level that is 49 percent or less of Executive's level of services for the twelve-month period preceding Executive's separation from service. As of the Effective Date, Executive and Company believe that a level of services of 20 hours per week for Executive will satisfy this standard.

(a)    If (i) the Executive voluntarily terminates his employment other than for Good Reason, (ii) the Executive's employment is terminated due to death, or (iii) the Executive is terminated by the Company for Cause, then the Executive shall be entitled to receive his base salary and accrued vacation through the Termination Date only, less the prorated amount of compensation, if any, paid by the Company for the period from the effective date in the notice of termination to the earliest termination date permitted under this Agreement in accordance with Dutch statutory employment law. In the event of death or Disability the Executive shall also be entitled to receive the Pro-Rated Incentive Compensation and full vesting of all outstanding stock options and restricted stock held by the Executive, subject to the same terms and conditions as provided in Section 9(b).

(b)    If Executive, becomes incapacitated as defined in Section 8 of this Agreement or Section 7:629 of the Dutch Civil Code the Company shall pay Executive the base salary and accrued vacation through the date of such Disability and also continue to pay Executive 70% of the maximum daily social wage (“maximum dagloon”) for a maximum period of 52 weeks from the first day of incapacity. Following said 52-week period, Company shall pay Executive 70% of the maximum daily social wage (“maximum dagloon”) for another maximum period of 52 weeks. For example, if the maximum daily social wage is equal to €4,000 per month, the Company will pay Executive €2,800 per month for the period required under the Duct Civil Code. This continued payment obligation, as imposed on Company under Section 7:629(1) of the Dutch Civil Code, shall apply only if and in so far as Company is not released from said obligation pursuant to the provisions laid down in Sections 7:629(3) to (7) and (9) of the Dutch Civil Code. Executive shall promptly comply with all instructions and directions issued by or on behalf of Company with respect to illness or incapacity. Executive shall not be entitled to any payment in excess of the statutory obligations under Section 7:629 of the Dutch Civil Code if the incapacity is the result of Executive's own fault or negligence.

(c)The Executive acknowledges that, upon termination of his employment, he is entitled to no other compensation, severance or other benefits other than those specifically set forth in this Agreement or any applicable Stock Option Agreement, or pursuant to any Applicable Benefit Plan.

(d)All payments to be made to the Executive to the extent such payments are subject to Section 409A, upon a termination of employment may only be made upon a “separation from service” (within the meaning of Section 409A) of the Executive. For purposes of Section 409A, (i) each payment made under this Agreement shall be treated as a separate payment; (ii) the Executive may not, directly or indirectly, designate the calendar year of payment; and (iii) no acceleration of the time and form of payment of any nonqualified deferred compensation to the Executive or any portion thereof, shall be permitted.

(e)Notwithstanding anything contained in this Agreement to the contrary, if at the time of the Executive's “separation from service” (as defined in Section 409A of the Code) the Executive is a “specified employee” (within the meaning of Section 409A and the Company's specified employee identification policy) and if any payment, reimbursement and/or in-kind benefit that constitutes nonqualified deferred compensation (within the meaning of Section 409A) is deemed to be triggered by the Executive's separation from service, then, to the extent one or more exceptions to Section 409A are inapplicable (including, without limitation, the exception under Treasury Regulation Section 1.409A-1(b)(9)(iii) relating to separation pay due to an involuntary separation from service and its requirement that installments must be paid no later than the last day of the second taxable year following the taxable year in which such an employee incurs the involuntary separation from service), all payments, reimbursements, and in-kind benefits that constitute nonqualified deferred compensation (within the meaning of Section 409A) to the Executive shall not be paid or provided to the Executive during the six-month period following the Executive's separation from service, and (i) such postponed payment and/or reimbursement/in-kind amounts shall be paid to the Executive in a lump sum within thirty (30) days after the date that is six (6) months following the Executive's separation from service; (ii) any amounts payable to the Executive after the expiration of such six- (6-) month period shall continue to be paid to the Executive in accordance with the terms of this Agreement; and (iii) to the extent that any group hospitalization plan, health care plan, dental care plan, life or other insurance or death benefit plan, and any other present or future similar group executive benefit plan or program or any lump sum cash out thereof is nonqualified deferred compensation (within the meaning of Section 409A), the Executive shall pay for such benefits from his Termination Date until the first day of the seventh month following the month of the Executive's separation from service, at which time the Company shall reimburse the Executive for such payments. If the Executive dies during such six (6) month period and prior to the payment of such postponed amounts of nonqualified deferred compensation, only the amount of nonqualified deferred compensation equal to the number of whole months that the Executive lived shall be paid in a lump sum to the Executive's estate or, if applicable, to the Executive's designated beneficiary within thirty (30) days after the date of the Executive's death.

10.Expenses; Reimbursements and In-Kind Benefits. The Company shall pay or reimburse the Executive for all expenses normally reimbursed by Company, reasonably incurred by him in furtherance of his duties hereunder and authorized and approved by the Company in compliance with such rules relating thereto as the Company may, from time to time, adopt and as may be required in order to permit such payments as proper deductions to Company under the Code, and the rules and regulations adopted pursuant thereto now or hereafter in effect.
Notwithstanding any other provision of the applicable plans and programs, all reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirement that (i) the amount of expenses eligible for reimbursement and the provision of benefits in kind during a calendar year shall not affect the expenses eligible for reimbursement or the provision of in-kind benefits in any other calendar year; (ii) the reimbursement for an eligible expense will be made on or before the last day of the calendar year following the calendar year in which the expense is incurred; (iii) the right to reimbursement or right to in-kind benefit is not subject to liquidation or exchange for another benefit; and (iv) each reimbursement payment or provision of in-kind benefit shall be one of a series of separate payments (and each shall be construed as a separate identified payment) for purposes of Section 409A of the Code.

11.Unless the tax authorities or any of the applicable tax rules require otherwise, the amounts referred to in Section 10 shall be paid without payroll tax deductions. Executive shall, on request, fully cooperate with all investigations carried out, whether or not ordered by the tax authorities, into the acceptability of the reimbursements and allowances concerned.

All payments referred to in Section 10 shall be disbursed with due observance of the applicable tax legislation and net of all amounts which Company is required to withhold. Should the tax inspector decide at any time that Company must withhold, or ought to have withheld, payroll taxes from any of the payments concerned, the amounts to be withheld will be deducted at Executive's expense. As of the time of any such decision, the payments concerned will be reduced to the level at which no taxes need be withheld. Company shall not be liable to compensate Executive in any way for any financial loss incurred in this connection.
12.Facilities and Services. The Executive will be furnished with office space, secretarial and support staff and such other facilities and services as shall be reasonably necessary for the performance of his duties under this Agreement.

13.Mitigation Not Required. In the event this Agreement is terminated, the Executive shall not be required to mitigate amounts payable pursuant hereto by seeking other employment or otherwise. The Executive's acceptance of any such other employment shall not diminish or impair the amounts payable to the Executive pursuant hereto.

14.Place of Performance. The Executive shall perform his duties primarily in Vaassen and Arnhem in The Netherlands, or locations within a reasonable proximity thereof, except for reasonable travel as the performance of the Executive's duties may require, including periodic travel to the corporate offices in Tempe, Arizona.

15.Insurance and Indemnity. During the Employment Period, if available at reasonable costs, the Company shall maintain, at its expense, officers and directors fiduciary liability insurance covering the Executive and all other executive officers and directors in an amount of no less than $1,000,000. The Company shall also indemnify the Executive, to the fullest extent permitted by law, from any liability asserted against or incurred by the Executive by reason of the fact that the Executive is or was an officer or director of the Company or any affiliate or related party or is or was serving in any capacity at the request of the Company for any other corporation, partnership, joint venture, trust, employment benefit plan or other enterprise. This indemnity shall survive termination of this Agreement.

16.Noncompetition.

(a)The Executive agrees that, except in accordance with his duties under this Agreement on behalf of the Company, he will not during the term of this Agreement:

Participate in, be employed in any capacity by, serve as director, consultant, agent or representative for, or have any interest, directly or indirectly, in any enterprise which is engaged in the business of distributing, selling or otherwise trading in products or services which are competitive to any products or services distributed, sold or otherwise traded in by the Company or any of its subsidiaries during the term of the Executive's employment with the Company, or which are competitive to any products or services being actively developed, with the bona fide intent to market same, by the Company or any of its subsidiaries during the term of the Executive's employment with the Company;
In addition, the Executive agrees that for a period of two years after the end of the term of this Agreement (unless the Company breaches this Agreement by failing to pay to the Executive all sums due him under the terms hereof, in which event the following provisions of this Section 15.A shall be inapplicable), the Executive shall observe the covenants set forth in this Section 15 and shall not own, either directly or indirectly or through or in conjunction with one or more members of his or his spouse's family or through any trust or other contractual arrangement, a greater than five percent (5%) interest in, or otherwise control either directly or indirectly, any partnership, corporation, or other entity which distributes, sells, or otherwise trades in products which are competitive to any products or services being developed, distributed, sold, or otherwise traded in by the Company or any of its subsidiaries, during the term of this Agreement, or being actively developed by the Company or any of its subsidiaries during the term of this Agreement with the Company with a bona fide intent to market same. Executive further agrees, for such two-year period following termination, to refrain from directly or indirectly soliciting Company's vendors, customers or employees, except that the Executive may solicit the Company's vendors or customers in connection with a business that does not compete with the Company or any of its subsidiaries.
(b)The Executive hereby agrees that damages and any other remedy available at law would be inadequate to redress or remedy any loss or damage suffered by the Company upon any breach of the terms of this Section 15 by the Executive, and the Executive therefore agrees that the Company, in addition to recovering on any claim for damages or obtaining any other remedy available at law, also may enforce the terms of this section 15 by injunction or specific performance, and may obtain any other appropriate remedy available in equity.

17.    Assignment of Patents. Executive shall disclose fully to the Company any and all discoveries and any and all ideas, concepts or inventions relating to the Company's business as described in the Company's most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission) which he shall conceive or make during his period of employment, or during the period of six months after his employment shall terminate, which are in whole or in part the result of his work with the Company. Such disclosure is to be made promptly after each such discovery or conception, and each such discovery, idea, concept or invention will become and remain the property of the Company, whether or not patent applications are filed thereon. Upon request and at the expense of the Company, the Executive shall make application through the patent solicitors of the Company for letters patent of the United States and any and all other countries at the discretion of the Company on such discoveries, ideas and inventions, and to assign all such applications to the Company, or at its order, forthwith, without additional payment by the Company during his period of employment and for reasonable compensation for time actually spent by the Executive at such work at the request of the Company after the termination of the employment. Executive shall give the Company, its attorneys and solicitors, all reasonable assistance in preparing and prosecuting such applications and, on request of the Company, execute all papers and do all things that may be reasonably necessary to protect the right of the Company and vest in it or its assigns the discoveries, ideas or inventions, applications and letters patent herein contemplated. Said cooperation shall also include all actions reasonably necessary to aid the Company in the defense of its rights in the event of litigation.

18.Trade Secrets.

(a)In the course of the term of this Agreement, it is anticipated that the Executive shall have access to secret or confidential technical and commercial information, records, data, specifications, systems, methods, plans, policies, inventions, material and other knowledge (“Confidential Material”) owned by the Company and its subsidiaries. The Executive recognizes and acknowledges that included within the Confidential Material are the Company's confidential commercial information, technology, methods of manufacture, designs, and any computer programs, source codes, object codes, executable codes and related materials, all as they may exist from time to time, and that they are valuable special and unique aspects of the Company's business. All such Confidential material shall be and remain the property of the Company. Except as required by his duties to the Company, the Executive shall not, directly or indirectly, either during the term of his employment or at any time thereafter, disclose or disseminate to anyone or make use of, for any purpose whatsoever, any Confidential Material. Upon termination of his employment, the Executive shall promptly deliver to the Company all Confidential Material (including all copies thereof, whether prepared by the Executive or others) which are in the possession or under the control of the Executive. The Executive shall not be deemed to have breached this Section 17 if the Executive shall be specifically compelled by lawful order of any judicial, legislative, or administrative authority or body to disclose any Confidential Material or else face civil or criminal penalty or sanction.

(b)The Executive hereby agrees that damages and any other remedy available at law would be inadequate to redress or remedy any loss or damage suffered by the Company upon any breach of the terms of this Section 17 by the Executive, and the Executive therefore agrees that the Company, in addition to recovering on any claim for damages or obtaining any other remedy available at law, also may enforce the terms of this Section 17 by injunction or specific performance, and may obtain any other appropriate remedy available in equity.

19.Provisions After Change of Control.

(a)In order to prevent discussions about the extent of the severance payment due to loss of income or loss of pension after termination of the employment agreement in the situation as described below, parties agree to a payment as set out below, which agreement is considered to be a settlement agreement as defined in article 7:900 of the Dutch Civil Code.

(b)In the event Executive's employment with the Company is terminated (other than as a consequence of death or Disability) either (x) by the Company for any reason other than for Cause during a Pending Change of Control (as hereinafter defined) or within one year following the occurrence of a Change of Control, or (y) by Executive for Good Reason within one year following the occurrence of a Change of Control, then Executive shall be entitled to receive from the Company, in lieu of the severance payment otherwise payable pursuant to Section 9(b), the following:

(i)a cash lump sum equal to three years of Executive's base salary in effect on the Termination Date, less the prorated amount of compensation (salary etc.), if any, paid for the period from the effective date in the notice of termination to the earliest termination date permitted under this Agreement in accordance with Dutch statutory employment law;

(ii)the Maximum Incentive Compensation; and

(iii)full vesting of all outstanding stock options and restricted stock held by Executive.

The Company shall make the termination payments required hereunder within thirty (30) days of the Termination Date; provided, however, if such thirty (30) day period begins in one calendar year and ends in another calendar year, Executive will not have the right to designate the calendar year of payment.
(c)For purposes of this Agreement, the term “Change of Control” shall mean:

(i)    The acquisition, other than from the Company, by any individual, entity or group (within the meaning of Rule 13d-3 promulgated under the Exchange Act or any successor provision) (any of the foregoing described in this Section 18 (b)(i) hereafter a “Person”) of 20% or more of either (a) the then outstanding shares of Capital Stock of the Company (the “Outstanding Capital Stock”) or (b) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the “Voting Securities”), provided, however, that any acquisition by (x) the Company or any of its subsidiaries, or any employee benefit plan (or related trust) sponsored or maintained by the Company or any of its subsidiaries or (y) any Person that is eligible, pursuant to Rule 13d-1 (b) under the Exchange Act, to file a statement on Schedule 13G with respect to its beneficial ownership of Voting Securities, whether or not such Person shall have filed a statement on Schedule 13G, unless such Person shall have filed a statement on Schedule 13D with respect to beneficial ownership of 35% or more of the Voting Securities or (z) any corporation with respect to which, following such acquisition, more than 60% respectively, the then outstanding shares of common stock of such corporation and the combined voting power of the then outstanding voting securities of such corporation entitled to vote generally in the election of directors is then beneficially owned, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Capital Stock and Voting Securities immediately prior to such acquisition in substantially the same proportion as their ownership, immediately prior to such acquisition, of the Outstanding Capital Stock and Voting Securities, as the case may be, shall not constitute a Change of Control; or

(ii)    Individuals who, as of the Effective Date, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board, provided that any individual becoming a director subsequent to the date hereof whose election or nomination for election by the Company's shareholders, was approved by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office is in connection with an actual or threatened election contest relating to the election of the Directors of the Company (as such terms are used in Rule 14a-11 of Regulation 14A, or any successor section, promulgated under the Exchange Act); or

(iii)    Approval by the shareholders of the Company of a reorganization, merger or consolidation (a “Business Combination”), in each case, with respect to which all or substantially all holders of the Outstanding Capital Stock and Voting Securities immediately prior to such Business Combination do not, following such Business Combination, beneficially own, directly or indirectly, more than 60% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from the Business Combination; or

(iv)    (a) a complete liquidation or dissolution of the Company or (b) a sale or other disposition of all or substantially all of the assets of the Company other than to a corporation with respect to which, following such sale or disposition, more than 60% of respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors is then owned beneficially, directly or indirectly, by all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Capital Stock and Voting Securities immediately prior to such sale or disposition in substantially the same proportion as their ownership of the Outstanding Capital Stock and Voting Securities, as the case may be, immediately prior to such sale or disposition.

(v)    The first purchase under a tender offer or exchange offer for 20% or more of the outstanding shares of stock (or securities convertible into stock) of the Company, other than an offer by the Company or any of its subsidiaries or any employee benefit plan sponsored by the Company or any of its subsidiaries.

(d)    For purposes of this Agreement, the term “Pending Change of Control” shall mean the occurrence of one of the following events as the result of which a Change in Control pursuant thereto is reasonably expected within ninety (90) days after the date of determination as to whether there is a Pending Change in Control: (i) the Company executes a letter of intent, term sheet or similar instrument with respect to a transaction or series of transactions, the consummation of which would result in a Change of Control; (ii) the Board approves a transaction or series of transactions, the consummation of which would result in a Change of Control; (iii) a Person makes a public announcement of a tender offer for the Common Stock of the Company, the consummation of which would result in a Change of Control; or (iv) a Person makes a public announcement of, or makes a public filing with respect to, the intention of that Person to seek to change the membership of the Board of Directors of the Company in a manner that would result in a Change of Control. A Pending Change of Control shall cease to exist upon a Change of Control.

20.Notices. Any notice required or permitted to be given under this Agreement shall be sufficient if in writing and if sent by registered or certified mail, return receipt requested to his residence in the case of the Executive, or to its principal office in the case of the Company, or to such other addresses as they may respectively designate in writing.

21.Entire Agreement; Waiver. This employment agreement constitutes the entire agreement made between the parties and supersedes any and all previous understandings and commitments agreed between the Executive and the Company or any of its affiliates or corporate bodies, including the Executive's Change in Control Severance Agreement and the preceding employment agreement of the Executive with Tempress Holding B.V. or Tempress Group Holding B.V., and may not be changed orally but only by an agreement in writing, signed by the party against whom enforcement of any waiver, change, modification or discharge is sought. Waiver of or failure to exercise any rights provided by this Agreement in any respect shall not be deemed a waiver of any further or future rights.

22.Binding Effect; Assignment. The rights and obligations of this Agreement shall bind and inure to the benefit of any successor of the Company by reorganization, merger or consolidation, or any assignee of all or substantially all of the Company's business or properties. The Executive's rights hereunder are personal to and shall not be transferable nor assignable by the Executive.

23.Headings. The headings contained in this Agreement are for reference purposes only and shall not affect the meaning or interpretation of this Agreement.

24.Governing Law; Arbitration. Dutch statutory employment laws and regulations will apply with regard to termination, restrictions regarding termination resulting from Disability and to such other matters required by the Dutch statutory employment laws. In all other regards, this Agreement shall be construed in accordance with and governed for all purposes by the laws and public policy of the State of Arizona applicable to contracts executed and to be wholly performed within such state. The Company and Executive agree to make a good faith effort to settle any disputes by mutual agreement. Any dispute or controversy arising out of or relating to this Agreement not so resolved shall be settled by arbitration in accordance with the rules of the American Arbitration Association and judgment upon the award may be entered in any court having jurisdiction thereover. The arbitration shall be held in Maricopa County or in such other place as the parties hereto may agree.

25.    Further Assurances. Each of the parties agrees to execute, acknowledge, deliver and perform, and cause to be executed, acknowledged, delivered and performed, at any time and from time to time, all such further acts, deeds, assignments, transfers, conveyances, powers of

26.attorney and/or assurances as may be necessary or proper to carry out the provisions or intent of this Agreement.

27.Severability. The parties agree that if any one or more of the terms, provisions, covenants or restrictions of this Agreement shall be determined by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated.

28.Counterparts. This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, but all of which together will constitute one and the same Agreement.

IN WITNESS WHEREOF, AMTECH SYSTEMS, INC. has caused by instrument to be signed by a duly authorized officer and the Executive has hereunto set his hand the day and year first above written.

AMTECH SYSTEMS, INC.

By /s/Bradley C. Anderson                /s/Fokko Pentinga
     Bradley C. Anderson                                             Fokko Pentinga, Executive
 Executive Vice President and
         Chief Financial Officer